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On March 19, 2025, Phillips 66 uploaded to its investor relations website at www.phillips66.com/investors a transcript of a fireside chat with Mark Lashier, Chairman and Chief Executive Officer of Phillips 66, from the 25th Annual Energy Conference hosted by Piper Sandler on March 18, 2025. The full text of that transcript follows:

Phillips 66 Presents at Piper Sandler 25th Annual Energy Conference

PARTICIPANTS

Mark E. Lashier

Chairman and Chief Executive Officer, Phillips 66

Ryan M. Todd

MD & Senior Research Analyst, Piper Sandler & Co.

PRESENTATION

Ryan M. Todd

All right. Everybody, we’re going to continue on with the program.

We’re excited to have a conversation here. We’ve got Mark Lashier, who’s the Chairman and CEO of Phillips 66, one of the largest refining, midstream, chemical marketing companies in the country. So we’re excited to have a great conversation touching on a number of different businesses here.

So thanks for doing this, Mark.

Mark E. Lashier

Thanks for having us here today, Ryan.

Ryan M. Todd

Maybe we’ll start it off talking about Midstream, and I’m going to kick down the line a little bit, the elephant in the room, regarding the Midstream. But if we can just talk a little bit about what you’ve built in the Midstream over the last few years in particular. What have you been able to build? Where do you think it’s headed? What do you think of the relative strengths or weaknesses within your Midstream portfolio at this point?

Mark E. Lashier

Absolutely, Ryan. I think if you go back all the way to our MLP era with PSXP, we were able to develop a lot of really valuable assets under the MLP model, and it grew and it kind of ran its course. And also in parallel to that, we had our DCP joint venture. And we came to the realization that we really needed to align those interests in a way that was synergistic. DCP needed to grow, but the ownership structure made that kind of restrictive. And by rolling up PSXP, bringing in DCP, we could create that actual synergistic wellhead-to-market entity.

We also had a lot of other assets that either were contributed when we spun out of ConocoPhillips or developed during our MLP stage that we realized that once we built that NGL midstream and we had our crude value chain, that there were assets that were noncore that we could monetize.

And so as we did that, we knew that, that was just the first step. We rolled out DCP. We brought in $1 billion of EBITDA, and we targeted $300 million of synergies to capture. We ended up capturing $500 million. And then we stopped counting because then we just rolled that right — beyond that — we just rolled that right into our efficiency work that we’re doing across the enterprise to continue to drive costs out.

And it opened up opportunities for us to look at assets and organic growth opportunities along that value chain to really fill out what we needed. And as you think about what we’ve done over the last couple of years, we’ve grown our position from strength. We’ve monetized $3.5 billion worth of assets, assets that we’re generating good earnings from but the capital was constrained, like the Rockies Express pipeline, the REX pipeline. We had an interest in there, but there was no growth opportunity around that. And we were able to release that capital through a good asset disposal, getting something like 9 multiple. We did the same thing with Gulf Coast Express and some other midstream assets that were not core to what we were doing. And we were able to free up that capital for all of our strategic purposes, whether it’s return to shareholders, balance sheet or in some cases, to really go after nice midstream assets that were a direct plug into our system.

I think the best example that we already have in-house is the Pinnacle acquisition. That acquisition allowed us to get access to an operating G&P asset with a footprint for greater growth. And we were able to do that for a very reasonable multiple, much lower than the multiple that we dispose assets of. And we are already executing on an organic opportunity to grow the G&P capacity at that site. And it was directly on top of our system in the Midland Basin, and then we could bring those liquids in-house into our system.

And then you look at what we’re doing with the EPIC acquisition, that actually gives us more transportation assets, not just for the sake of getting more transportation assets, but in a key location that, again, opens up more organic growth opportunities and then feeds us directly into the Corpus Christi market where there’s fractionation capacity, maybe some more organic expansion capability there.

And that EPIC system ties right into our Sweeny complex, the heart and soul of our NGL assets, giving us access from that system, not just to Corpus Christi, but then out to Freeport and on up to Mont Belvieu. And we’ve got this shuttle system of purity products between Corpus, the Sweeny hub, and Mont Belvieu that gives our upstream producers a lot of optionality in how they can get their molecules to market. So it’s really been a great growth story, a great value-creating story every step along the way. And it’s opened up a number of organic growth opportunities down the road that we can continue to add G&P assets to fill out our pipeline system.

Ryan M. Todd

I guess, as you think about that, any weaknesses? Do you feel like it’s relatively balanced at this point or anything that you think need to address to kind of...

Mark E. Lashier

We’ve got great positions today in the Permian Basin with lots of life of lease contracts. And so we’ve got long-term value creation opportunities with those assets that we can take to other people’s gathering and processing facilities or on into our system to capture it. But certainly, we’d like to grow and enhance our G&P presence. We can see line of sight to about 30% — 35% of our pipeline capacity is filled by our own volumes. We want to grow that to about 50%.

And we also will have the ability to bring in other people’s G&P production into our system through long-term contracts that go out to the 2030s. So we’ve got a long-term contractual position plus our own proprietary volumes that we feel quite comfortable that we can fill out our system. We’re transporting on other people’s pipelines a tremendous amount of our volumes today that we can bring into our system over time. Even out in the DJ Basin, where we’ve got the ability to use other people’s assets that we’ve contracted and have commitments on other people’s G&P assets that can feed into our system all the way down to our Sweeny hub.

So we’re very comfortable with where we are, but we do want to continue to look at how we can create accretive value through adding G&P assets to feed our system.

Ryan M. Todd

Great. So maybe with all of that being said, I’ll address the headline question here. Obviously, like what is the risk that the market never adequately recognizes the value of the Midstream business? You’ve obviously got an activist investor that’s pushing this case. Why do you think the Midstream is better positioned within your portfolio versus spinning it out?

Mark E. Lashier

Well, if you look at where we’re trading today based on 2025 consensus earnings, we’re trading at something like an 8.8, 8.9 multiple that’s more than one turn above our refining competitor. So we believe there is some recognition of that in the shares today.

And then you step back and look at how these assets are integrated with our entire system. And the focus, the epicenter really, is the Sweeny hub. We built four world-class fractionators, leveraging assets at Sweeny. All of these assets tie into the Clemens salt dome cavern system just outside of Sweeny, where we store massive quantities of Y-grade NGLs, purity products, crude oil, hydrogen, CPChem stores, their feedstocks and their products there as well. It’s all very efficient, co-located, a lot of operational synergies that are captured there between the fractionators and the refining system and the petrochemical system.

And there are streams that are flowing back and forth without a lot of friction, certainly between the NGL system into the refinery. The refinery is able to unload light ends into that fractionation system to process more crude. We’re able to send streams to be upgraded over to CPChem. CPChem sends what would be waste streams over to us to be upgraded inside our refinery system. So there’s just a massive level of physical integration, a massive level of molecular integration there as well, and we can optimize that system daily.

And then you go out and look at how we’re creating value out in the marketplace. We’ve got a global trading system, offices in London, Calgary, Singapore, where the same people that are trading naphtha, crude oil and fuel oil can trade propane and butane and maximize the value of those molecules as we move them offshore through our Freeport hub, through Mont Belvieu and eventually through Corpus Christi as well. So we believe that there just is truly monumental integration value there.

And we believe that that’s reflected in a couple of metrics that are indisputable. If you look at our balance sheet, we’ve got an A3, BBB+ credit rating. That’s a stronger credit rating than any of our refining peers. It’s a stronger credit rating than any of our NGL peers. So we think that’s a strong vote of confidence that we’ve got the ability to manage our cash flow across the business cycles. The volatility in Refining is offset by the stability of earnings in NGL and the marketing side of the business. And it enables us to make the kind of growth investments that we’ve made in Midstream, the kind of performance-enhancing investments we’ve made in Refining and still return cash to shareholders. That’s what’s going to enable us to make those investments while we’re returning over 50% of our operating cash flow to our shareholders.

And if you look at that metric, while we were investing in these Midstream assets in 2023, we returned 66% of our operating cash flow to our shareholders through dividends and share repurchases. And then in 2024, again, we returned over 100% of our operating cash flow to investors while we continue to improve Refining through targeted investments and continue to enhance our position in NGL midstream. And so we’ve got incredible strength.

And on top of that, we believe that every decision that we make through capital allocation and asset dispositions can enhance our ROCE. We believe that that’s the leading metric for total shareholder return. And if you look at average over the last 10 years, our ROCE has been higher than a basket of NGL companies. It’s been higher than a basket of our competitors in the refining world. And so we believe those are indisputable and solid numbers that show that this integration is working and that there’s upside for it in the future.

And that does lead to greater TSR. If you look at our TSR performance since July of 2022, when I moved into the CEO position, TSR has been something like 66%, 65%, again, higher than the basket of our refining peers, higher than the S&P Energy Index as well. And so all of those metrics are firm and indisputable.

Ryan M. Todd

Good. You talked a little bit about refining there. I want to shift the conversation a little bit to talk refining. Since the start of the year, there’s been a significant amount of volatility in refining markets. Margins have improved a bit over the last couple of months. What’s your latest? You guys always have a pretty informed view. What’s your latest view on refining supply and demand right now as you look over the remainder of the year?

Mark E. Lashier

If you look at it globally, we see — and I think there’s some general consensus around the fact that we see — something around the order of 1.5 million barrels a day of new capacity coming on. Now it’s always a challenge to handicap that because things tend to take longer to come online. If you look at Dos Bocas and Dangote, they continue to have these rolling capacities coming into the system, but we’re chalking those up as well.

And then you look at the shutdowns globally, we see something like 1 million barrels of capacity coming offline, and we think those are actually being accelerated. So that’s probably a pretty good number, maybe some upside there. And in the U.S., you see assets coming off. LyondellBasell is in the process of shutting down. We’ve committed to idle our Los Angeles refinery by October. So that’s a big portion of the 1 million barrels a year.

And so you compare that to the demand growth. Demand growth is forecasted to be around 1 million barrels a year. And so you got a net offset of about 500,000 barrels a day demand versus supply. So that will tighten things up a bit. And certainly, we’ll see the positive impacts of that in North America. And you combine, just looking at the LyondellBasell shutdown and the ongoing challenges at Dos Bocas, I think North America gets directly impacted by that. So we should see some tightening there.

Ryan M. Todd

And then still on Refining, I mean, you’ve had a plan going on for a few years here, kind of the self-help improvement plan on operational reliability, capture improvement, et cetera. You’ve lowered operating costs by about $1 a barrel and improved the reliability of the assets. What do you think are the next steps of improvement or are the biggest needle movers from here when you look going forward?

Mark E. Lashier

Yes. I think through this process, and we’re 2.5 years into a multiyear journey, so let me just say that upfront that we know that we’ve got more work to do. But we’re happy with what we’ve accomplished in the last 2.5 years. We’re not satisfied. I don’t know that I would ever use the word satisfied on any of these aspects of the business. We’ve always got things to do to improve performance.

But the fact is we have made tremendous strides in the right direction around reliability, particularly in the crude units. Our crude utilization has been high and improving. We’ve been above-average crude utilization rates for, I think, the last 10 quarters or so. If you look at the fourth quarter last year, we were at 94% crude utilization rate versus industry average of 91%.

We’re also making improvements in our yields, in our clean product yields. We’ve taken that from 84% to 87%, which will, over time, improve our market capture metrics as well. So we’re improving operational efficiency. We are improving reliability. We’re improving the value of the products we make, and we’re enhancing the flexibility of the assets. And it’s a multiyear journey. Some of these things have to match up with turnaround timing and how we can do that.

One of the things that we’re quite proud of is the fact that we’ve enhanced our turnaround capabilities. We’ve lowered the cost of our turnarounds and the length of our turnarounds, the duration of our turnarounds, and we’ve increased the interim between our turnarounds. And we’ve done that through leveraging technologies. So instead of going into a refinery and opening everything and laying it open and finding out that, well, this piece of equipment didn’t really need to be worked on, but there’s still cost and time involved with that, that we’ve employed technologies that allow us to be more predictive in how the maintenance needs to work. And we’ve been more efficient in applying that, and we’ve had great results. If you look at our most recent investor deck that’s online, you can see how dramatically we’ve reduced the cost impact of turnarounds. But that also enhances our utilization rates.

There’s also some upside coming in more reliability work that we’re moving downstream in the refineries, into the units downstream of the crude units. And we believe that we’ve got opportunities to enhance utilization of those units as well, either by bringing in intermediates elsewhere or leveraging the high utilization rates of our crude units. And it’s a multiyear journey. We’re 2.5 years in. We believe we’ve got several years to go before we get to the point where we’ll probably just come back and press through it all again. I believe that these things — there’s always opportunities. There’s always changes in technology. There’s always changes in markets that you can take advantage of at any given point in time.

Ryan M. Todd

Great. And on the Chemicals side, you’ve got a couple of big projects underway at CPChem there that should start up over the next few years. Where are we on the road back to mid-cycle? What do you think it takes to get there?

Mark E. Lashier

Well, I think that we are experiencing a long downturn after a very, very robust period of margins through COVID. You’ve seen a lot of capacity come on in North America as a result of the shale revolution, that capacity is being digested in the marketplace. I think now North America, for the first time, exports more polyethylene than it consumes domestically. That’s frankly, taking market share from Europeans and other parts of the world. So we’re seeing those volumes find a home. You’re seeing assets rationalize in Europe.

And the good news, the really good news is CPChem is designed to thrive in this environment as well. They’re generating great earnings, $1 billion of EBITDA coming our way even at the bottom of the cycle. And it’s because of their cost position, both in the U.S. and in Qatar. And when these new units come on, these will be the largest of their kind in the world, very integrated, relying on low-cost ethane in North America, low-cost ethane in the Middle East, and they will be the cost leaders in the world. And so we’re going from strength to strength as far as the cost position.

Demand continues to grow in the world of high-density polyethylene, and that’s their primary end product. And so if you’ve got growth at a multiple of GDP combined with the lowest cost position in the world, it’s going to be a good value-creating story over time.

But we do see margins starting to improve. They were improving last year, then some seasonality came in. Ethane prices picked up a little bit. And now I think you’re going to see margins continue to improve towards mid-cycle the rest of this year and into 2026.

Ryan M. Todd

Great. And then maybe similar to the question on the Midstream, how do you view CPChem is positioned in terms of a core position within the portfolio? What do you think would be the benefits or the risks of monetizing CPChem?

Mark E. Lashier

Well, there is a lot of deep integration, particularly around Sweeny, again, with the CPChem assets. They have three cracking facilities co-located at Sweeny. They’ve got two world-scale high-density polyethylene plants there, hexene plant. And so it is deeply integrated, sharing lots of resources. It is one more step removed today than the NGL assets are.

And if we were to fully own CPChem, that ownership friction that exists today, which we benefit from half of it, we benefit from 100% of it. So it would be even more deeply integrated if we own 100% of it.

But I will be the first to say, because I lived inside of CPChem and I was there when it was founded, that it’s been a great success story. The model has worked. You’ve got these two large energy companies that own this business when it was spun out of two large integrated oil companies put together to create focus on petrochemicals. But still it was able to grow more aggressively and create more value than its competitors over the 25 years that it’s been in existence because of that ownership. And it’s been a great model, and we see a lot of future growth based on that model.

We’ve had the same conversation across the table from Chevron. If Mike Wirth was sitting there, he would say the same thing that for 25 years, we’ve looked each other in the eyes and said, “This is a great business. If you don’t want your half, we’ll take your half.” And it’s been the same conversation.

But in the meantime, we’ve both worked together rather heroically to create tremendous value. I mean CPChem has self-funded all of its growth over the last 25 years without getting a dime from the owners. And in the meantime, they’ve sent over $17 billion back to the owners.

And when they started off, it was basically a breakeven business, plus or minus a few hundred million dollars. Now they’re going to hit mid-cycle. By the time these new projects online, they’re going to be exceeding $5 billion of EBITDA at mid-cycle. That’s a tremendous growth story. The model has been great. We don’t think there’s any need, unless Chevron wants to exit, to mess with that model.

Ryan M. Todd Okay. Renewable diesel. There is lots of uncertainty out there right now given a lot of moving pieces, right? You’ve got BTC expiry, you’ve got the PTC, which may or may not last depending on what happens with the IRA, and moving pieces in California with the Low Carbon Fuel Standard. So can you maybe talk about how you view the near-term and the medium-term outlook for that business? It’s clearly pretty challenging at the moment, but where do we go from here?

Mark E. Lashier

Yes. Rodeo is a great asset. It’s operating well at or above design rates. We’re in the process of optimizing the cost structure there to get it as competitive as we can get it. We’ve got a global commercial organization that’s able to get the right feedstocks into that facility. We optimize on the best feedstocks, a combination of cost and carbon intensity.

One challenge is that the rules tend to change a bit there, but we’re seeing things settle down on pathways. We’re seeing California make constructive moves around stabilizing LCFS systems. There’s more work to do there.

The change from Blenders Tax Credit to Producers Tax Credit will be beneficial over time because now you’ve got two different streams that are trying to replace traditional diesel. You’ve got renewable diesel and you’ve got biodiesel. Now biodiesel will be very disadvantaged under the Producer’s Tax Credit. In fact, you’re already seeing moves there. Biodiesel is not as viable as it used to be.

That will do two things. That will tighten up the market for diesel and it will loosen up the market for feedstocks, and that will be beneficial. Now Producer’s Tax Credit is law, and it will take legislation to make it go away. So we’re betting that the PTC will be there. The devil is always in the details, and all of the rules that are being proposed around PTC, will you be able to use foreign sourced used cooking oil or not? That’s a proposed rule. It’s still out for public conversation, and we think it makes all kinds of sense to use imported used cooking oil, but we’re prepared to take advantage of wherever they land with the PTC.

But right now, the rules are in flux. So for our first quarter, we’re just saying, okay, we’re not taking any consideration for the Producer’s Tax Credit. But when the rules are firmed up, we will lean into it. It will be part of our optimization going forward.

One thing though that is interesting is you can use used cooking oil to produce renewable jet that then gets diluted to sustainable aviation fuel. And we’ve proven that we can produce the renewable jet at Rodeo facility even at higher rates than we thought, and we are poised to move more of the renewable diesel into sustainable aviation fuel that will again tighten up renewable diesel and other producers are doing the same because the incentives are there to do so around sustainable aviation fuel. So market efficiencies will come into play, pressures will come into play. And so we’re constructive over the long-term prospects around the Rodeo facility.

Ryan M. Todd

Great. One on the balance sheet or your use of cash. Headline optics might suggest on a consolidated basis that you might delever a little bit. Based on your Midstream weighting, as I think you’ve talked about before, you could argue in a different way that you might be actually underlevered. What’s the right amount of debt for your business? And how should we think about how you’re approaching that from a cash point of view?

Mark E. Lashier

Well, first point is that we like our A3, BBB+ credit rating. That’s a fortress balance sheet level, and we believe it gives us lots of strength across the cycle. In COVID, we were one of a few companies that could go out and secure debt. No questions asked because of the strength of our balance sheet. And when you look at the structure of our business, like I said, we’ve got solid earnings in the Midstream business. We’ve taken Midstream from $2.1 billion in 2021 to about

$3.8 billion now, soon to be $4 billion when we roll EPIC in. And we’ve got organic opportunities that will take us to $4.5 billion. And that’s very steady fee-based earnings. And you stack on top of that another $1.8 billion from our Marketing & Specialties business that is also very stable.

You look at that, between those two things, not only can we fund our dividend at about $2 billion a year. We can fund both our sustaining capital at about $900 million a year and our growth capital at right around $2 billion, $2.1 billion a year. All of that can be funded from that baseload of Midstream and Marketing & Specialties. So that’s very secure.

So all of the cash that will be thrown off by Chemicals, all the cash that will be thrown off by the more volatile Refining segment, that’s available to flex the balance sheet to ramp up returns to shareholders or to do, if there’s an opportunistic bolt-on out there, to do that. So we believe that provides great strength.

The other way to look at it, Ryan, is that $5.5-ish billion of steady earnings at 3x that EBITDA to support the debt, that completely covers our targeted debt level of $17 billion from a debt coverage perspective. So we’re not relying on the volatile earnings in Refining to support the debt. And so we can look anybody in the eye and say we’ve got zero net debt on our refining business, which is kind of the conventional wisdom of where refiners should be. And we’ve got the Midstream business and the Marketing & Specialties businesses that can support that debt.

And across the cycle, we’re going to be able to return at least 50% of our cash to our shareholders. We’re able to grow our Midstream business, focus on improving our Refining business to make it world class across the cycle without worrying about the volatility in those earnings and return to our shareholders consistently, both through a sustainable growing dividend and as well as share repurchases. So we believe we’ve got that mix, the diversification, the integration that allows us to do that year in and year out.

Ryan M. Todd

Thanks, Mark. I think that’s all the time we have. We really appreciate it.

Mark E. Lashier

Thanks for your time, Ryan.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “commitments,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phillips 66 plans to file a proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. Phillips 66 may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO)

AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the proxy statement, any amendments or supplements to the proxy statement and other documents (including the WHITE proxy card) as and when filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such directors and executive officers and their respective interests in Phillips 66, by securities holdings or otherwise, is available in Phillips 66’s proxy statement for the 2024 annual meeting of shareholders, which was filed with the SEC on April 3, 2024 (the “2024 Proxy Statement”), including in the sections captioned “Executive Compensation Program Overview,” “Director Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation Tables” and “Beneficial Ownership of Phillips 66 Securities.” To the extent that Phillips 66’s directors and executive officers have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the 2024 Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form  3 filed with the SEC, including: Form 4s filed by Gregory Hayes on April  2, 2024, May  2, 2024, June  4, 2024, July  2, 2024, August  2, 2024, September  4, 2024, October  2, 2024, November  4, 2024, December  4, 2024, January  3, 2025, January  17, 2025, February  4, 2025 and March  4, 2025; Form 4s filed by Richard G. Harbison on December  9, 2024, February  11, 2025 and February  13, 2025; Form 4s filed by Mark E. Lashier on April  2, 2024, May  16, 2024, December  9, 2024, February  11, 2025 and February  13, 2025; Form 4 filed by Glenn F. Tilton on January 17, 2025; Form  4s filed by Brian Mandell on December  9, 2024, February  11, 2025 and February  13, 2025; Form 4s filed by Kevin J. Mitchell on August  19, 2024, December  9, 2024, February  11, 2025 and February  13, 2025; Form 4s filed by Zhanna Golodryga on December  9, 2024, February  11, 2025 and February 13, 2025; Form  4 filed by Marna C. Whittington on January  17, 2025; Form 4s filed by Vanessa A. Sutherland on January  21, 2025, February  11, 2025 and February  13, 2025; Form 4 filed by Douglas T. Terreson on January  17, 2025; Form 4 filed by Denise R. Singleton on January  17, 2025; Form 4 filed by Denise L. Ramos on January  17, 2025; Form 4 filed by Julie L. Bushman on January  17, 2025; Form 4 filed by Lisa A. Davis on January  17, 2025; Form 4 filed by John E. Lowe on January 17, 2025; Form  4/A filed by Gary K. Adams on March  20, 2024 and Form 4 filed by Gary K. Adams on January 17, 2025; Form 4 filed by Charles M.  Holley on January  17, 2025; Form 4 filed by Robert W. Pease on January  17, 2025; Form 3 filed by Ann M. Kluppel on May  16, 2024 and Form 4s filed by Ann M. Kluppel on December  9, 2024, February  11, 2025 and February  13, 2025; Form 3 filed by Don Baldridge on June  5, 2024 and Form 4s filed by Don Baldridge on December  9, 2024, January  3, 2025, February  13, 2025 and March  3, 2025; Form 3 filed by Grace Puma on October  11, 2024 and Form 4s filed by Grace Puma on October  11, 2024 and January 17, 2025. Additional information can also be found in Phillips 66’s Annual Report on Form 10-K for the year ended December  31, 2024, filed with the SEC on February 21, 2025.